Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 10, 2019
Registration Statement Nos. 333-229836 and 333-229836-01

**PX DETAILS** $1.25BN BMW PRIME AUTO (BMWOT 2019-A)

Joint Bookrunners: Barclays (str), TD, Wells Fargo
Co-Managers: BNP Paribas, HSBC, RBC

Anticipated Capital Structure:

CL	SZ($MM)	WAL	P. Win	L. Fnl	F/S	BENCH	Spd	YLD	Cpn	Price
A-1	265.000	0.24	1-5	09/20	F1+/A-1+	IntL	– 2	2.11124%	2.11124%	100
A-2	443.000	0.95	5-18	05/22	AAA/AAA	EDSF	+ 19	2.061%	2.05%	99.99789
A-3	442.000	2.19	18-37	01/24	AAA/AAA	IntS	+ 29	1.934%	1.92%	99.98656
A-4	100.000	3.43	37-43	01/26	AAA/AAA	IntS	+ 41	1.961%	1.95%	99.98989

Expected Settle:	09/18/19	Registration:	SEC-Registered
First Pay Date:	10/25/19	ERISA Eligible:	Yes
Expected Ratings:	Fitch, S&P	Min Denoms:	$1k x $1k
Ticker:	BMWOT 2019-A	Bill & Deliver:	Barclays
Expected Pricing:	PRICED	Pricing Speed:	1.4% ABS 5% CALL

-Available Materials-
* Preliminary Prospectus and Ratings FWP: (attached)
* IntexNet / CDI: bcgbmwot_2019-a_preprice | Pwd: 42JY

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.